EXHIBIT 3.3

CERTIFICATE OF DESIGNATIONS
OF
4.450% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
OF
CULLEN/FROST BANKERS, INC.

Cullen/Frost Bankers, Inc., a Texas corporation (the “Corporation”), DOES HEREBY CERTIFY:
That the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on April 29, 2020 and by the Pricing Committee (the “Pricing Committee”) of the Board of Directors at a meeting duly convened and held on November 12, 2020, pursuant to authority conferred upon the Board of Directors by the provisions of the restated articles of incorporation of the Corporation, and pursuant to authority conferred upon the Pricing Committee in accordance with Section 21.416 of the Texas Business Organizations Code, Section 3.14 of the Amended and Restated Bylaws of the Corporation and resolutions of the Board of Directors adopted at a meeting duly convened and held on April 29, 2020, and that such actions constitute all necessary corporate action for the adoption of such resolutions and the establishment of a new series of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), pursuant to Section 21.155 of the Texas Business Organizations Code:

1. On April 29, 2020, the Board of Directors adopted the following resolutions authorizing the Pricing Committee to act on behalf of the Board of Directors in connection with the establishment and designation of, among other things, a new series of Preferred Stock:

RESOLVED, that the [Corporation] is hereby authorized to sell, from time to time, in one or more public offerings, the following types of securities of the [Corporation]: (i) debt securities, including, without limitation, senior and subordinated debt securities (the “Debt Securities”), (ii) preferred stock, par value $0.01 per share, of the [Corporation], which may be convertible into or exchangeable or exercisable for other securities of the [Corporation] (the “Preferred Stock”), (iii) common stock, par value $0.01 per share, of the [Corporation] (the “Common Stock”), (iv) depositary shares representing interests in Preferred Stock (the “Depositary Shares”) or (v) warrants (the “Warrants”) (the Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Warrants, collectively, the “Securities”);

RESOLVED, that, as permitted under Texas law, the Pricing Committee be, and hereby is, authorized and appointed to have and exercise all authority of the Board with respect to the authorization, creation, offering, issuance and sale of the Securities, including, without limitation, the authority to determine, apprise or appoint, as the case may be: (i) the time of sale of the Securities, (ii) the manner in which the Securities shall be sold, (iii) the selection of one or more underwriters or dealers and the amounts of their respective purchases, (iv) the specific designation, aggregate principal amount, aggregate liquidation preference, currency, covenants, denominations, maturity, premium, rate or formula and time of accrual and payment of interest, subordination, terms for redemption at the option of the [Corporation] or repayment at the option of the holder, terms for conversion or exchange into other securities, and any initial public offering price, discounts and commissions and (v) such other terms, conditions and provisions of the Securities and such other approvals or appointments as deemed appropriate by the Pricing Committee or as contemplated by any indenture or other agreement executed in connection with the sale of the Securities, as conclusively evidenced by the Pricing Committee determining, approving or appointing;

2. On November 12, 2020, the Pricing Committee, pursuant to the authority conferred upon it by Section 21.416 of the Texas Business Organizations Code, Section 3.14 of the Amended and Restated Bylaws of the Corporation and resolutions of the Board of Directors adopted on April 29, 2020, duly adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that the Corporation be, and it hereby is, authorized to issue and sell shares of Preferred Stock to be designated as Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) and/or Depositary Shares each representing a 1/40th ownership interest in a share of Series B Preferred Stock (the “Series B Depositary Shares”) in an underwritten public offering for an aggregate initial public offering price not to exceed $150,000,000;

FURTHER RESOLVED, that this Pricing Committee hereby establishes, out of the 10,000,000 authorized but unissued shares of Preferred Stock of the Corporation, the Series B Preferred Stock as a new series of preferred stock, and the designation, preferences, limitations and relative rights, including voting rights, of the shares of such series, in addition to those set forth in the restated articles of incorporation of the Corporation, are hereby fixed [as follows:]

Section 1. Designation. The distinctive serial designation of such series is “4.450% Non-Cumulative Perpetual Preferred Stock, Series B” (“Series B Preferred Stock”). Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

Section 2. Number of Shares. The number of shares of Series B Preferred Stock shall be 150,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, excluding shares of any other series of Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board of Directors; provided that any such additional shares of Series B Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series B Preferred Stock are otherwise treated as fungible for U.S. federal income tax purposes with the shares of Series B Preferred Stock initially authorized hereby, as set forth in the first sentence of this paragraph. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3. Definitions. As used herein with respect to Series B Preferred Stock:

(a)“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(b)“Board of Directors” means the Board of Directors of the Corporation or a committee of such board of directors duly authorized by such board of directors to declare dividends on the Series B Preferred Stock or take other action relating to the Series B Preferred Stock.

(c)“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.
(d)“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
(e)“Corporation” means Cullen/Frost Bankers, Inc., a Texas corporation.
(f)“Dividend Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation over which Series B Preferred Stock has preference or priority in the payment of current dividends.
(g)“Dividend Parity Stock” means any other class or series of capital stock of the Corporation that ranks on a parity with Series B Preferred Stock in the payment of current dividends.
(h)“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2021.
(i)“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period (corresponding to the initial Dividend Payment Date on March 15, 2021) will begin on and include the Original Issuance Date.
(j)“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to Series B Preferred Stock with respect to the distribution of assets.
(k)“Liquidation Preference” means $1,000 per share of Series B Preferred Stock.
(l)“Liquidating Distribution” has the meaning assigned to such term in Section 5(b).
(m)“Nonpayment Event” has the meaning assigned to such term in Section 7(b).
(n)“Original Issuance Date” means the first date on which the initial issuance of any share of Series B Preferred Stock occurs.
(o)“Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series B Preferred Stock with respect to the distribution of assets.
(p)“Preferred Stock Directors” has the meaning assigned to such term in Section 7(b).
(q)“Redemption Price” has the meaning assigned to such term in Section 6(a).
(r)“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, regulations or guidelines of the United States or any political subdivision of the United States, or any agency or instrumentality thereof that is enacted or becomes effective after the Original Issuance Date; (ii) any proposed change in those laws, regulations or guidelines that is announced or becomes effective after the Original Issuance Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, regulations or guidelines that is announced after the Original Issuance Date, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Preference of Series B Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.
(s)“Voting Parity Stock” has the meaning assigned to such term in Section 7(b).

Section 4. Dividends.
(a)Rate. Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, non-cumulative cash dividends at a rate of 4.450% per annum on the Liquidation Preference per share, payable quarterly in arrears on each Dividend Payment Date with respect to the quarterly Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record at 5:00 p.m., New York City time, on the 15th calendar day before such Dividend Payment Date or such other record date not more than 60 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. Notwithstanding any other provision hereof, dividends on the Series B Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines. The dividend payable per share of Series B Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series B Preferred Stock.
(b)Dividends Non-cumulative. Dividends on shares of Series B Preferred Stock shall not be cumulative. To the extent that dividends are not declared, in full or otherwise, with respect to a Dividend Payment Date, then such unpaid dividends shall not accumulate or be payable and shall cease to accrue, and the Corporation shall have no obligation to pay, and the holders of Series B Preferred Stock shall have no right to receive, a dividend for the Dividend Period ending on the day preceding such Dividend Payment Date or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series B Preferred Stock or any other series of the Corporation’s Preferred Stock or the Common Stock for any future dividend period.
(c)Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, (i) no dividend shall be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (other than a dividend payable solely in stock that ranks junior to the Series B Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation) and (ii) no shares of Dividend Junior Stock or Dividend Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, unless full dividends on all outstanding shares of Series B Preferred Stock for the most recently completed quarterly Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of Series B Preferred Stock have been complied with; provided that the prohibition set forth above shall not apply to: (A) redemptions, purchases or other acquisitions of shares of Dividend Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, (B) purchases or other acquisitions by any broker-dealer subsidiary of the Corporation solely for the purpose of market making, stabilization or customer facilitation transactions in Dividend Junior Stock or Dividend Parity Stock in the ordinary course of its business, (C) purchases by any broker-dealer subsidiary of the Corporation of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, (D) any dividends or distributions of rights or Dividend Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, (E) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Dividend Junior Stock or Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, and (F) the exchange or conversion of (x) Dividend Junior Stock for or into other Dividend Junior Stock or (y) Dividend Parity Stock for or into other Dividend Parity Stock (with the same or lesser aggregate liquidation preference) or Dividend Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.
When dividends are not paid in full upon Series B Preferred Stock and any Dividend Parity Stock, all dividends declared upon Series B Preferred Stock and all Dividend Parity Stock shall be shared ratably by the holders of Series B Preferred Stock and any Dividend Parity Stock, based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends and any accumulated and unpaid dividends due on such series of preferred stock.
To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to Series B Preferred Stock, for purposes of the two immediately preceding paragraphs the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to Series B Preferred Stock, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series B Preferred Stock.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Dividend Parity Stock or Dividend Junior Stock from time to time out of any funds legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the shares of Series B Preferred Stock shall not be entitled to participate in any such dividends.
Section 5. Liquidation Rights.
(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount per share equal to the Liquidation Preference per share, together with an amount equal to all dividends (if any) that have been declared on Series B Preferred Stock but not paid prior to such date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date).
(b)Partial Payment. If the Corporation fails to pay the Liquidating Distribution in full, including declared but unpaid dividends, with respect to Series B Preferred Stock and any Parity Stock, the holders of Series B Preferred Stock and that Parity Stock will share in any distribution of assets in proportion to the respective aggregate Liquidating Distributions to which they are entitled. In addition, the holders of Series B Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that the Corporation enters into a receivership, insolvency, liquidation or similar proceeding. In any such distribution, the “Liquidating Distribution” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). After the holders of Series B Preferred Stock and any Parity Stock are paid in full, such persons will have no right or claim to any of the Corporation’s remaining assets.
(c)Residual Distributions. If Liquidating Distributions have been paid in full to all holders of Series B Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of the property or business of the Corporation, nor a merger or consolidation by the Corporation with or into any other entity will be considered a dissolution, liquidation or winding-up of the Corporation’s business or affairs.
Section 6. Redemption.
(a)Optional Redemption. The Corporation, at its option, subject, if required, to the approval of the Appropriate Federal Banking Agency and to the satisfaction of any conditions precedent to redemption set forth in the capital guidelines or regulations of the Appropriate Federal Banking Agency, may redeem shares of Series B Preferred Stock (i) on any Dividend Payment Date on or after December 15, 2025, in whole or in part, from time to time or (ii) at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event in whole but not in part, in each case, upon notice given as provided in Section 6(c) below, at the Redemption Price in effect at the redemption date as provided in this Section 6. The “Redemption Price” for shares of Series B Preferred Stock shall be the Liquidation Preference per share, together with an amount equal to any dividends that have been declared but not paid for prior Dividend Periods and any dividends that have accrued but not been paid (whether or not declared) for the then-current Dividend Period prior to but excluding the redemption date.
(b)No Sinking Fund. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock.
(c)Notice of Redemption. Notice of every redemption of shares of Series B Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Notwithstanding the foregoing, if the shares of Series B Preferred Stock or any depositary shares representing interests in the Series B Preferred Stock are issued or held in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) if shares of Series B Preferred Stock are evidenced by definitive certificates, the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (5) that dividends will cease to accrue on the redemption date.
(d)Partial Redemption. In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time.
(e)Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside in trust by the Corporation for the pro rata benefit of the holders of record of the shares called for redemption then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series B Preferred Stock are issued in certificated form, on and after the redemption date dividends shall cease to accrue and be payable on all shares so called for redemption, and all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the funds set aside in trust, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares.
Section 7. Voting Rights.
(a)General. The holders of Series B Preferred Stock shall not have any voting rights, except as set forth below or as otherwise specifically required by Texas law. On any matter in which holders of Series B Preferred Stock are entitled to vote, including when acting by written consent, each holder of Series B Preferred Stock will have one vote per share (except as set forth in Section 7(b) below).
(b)Right to Elect Two Directors upon a Nonpayment Event. If and whenever dividends payable on Series B Preferred Stock (whether or not declared) shall have not been paid in an aggregate amount equal to full dividends for six or more quarterly Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the authorized number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series B Preferred Stock, together with the holders of any other class or series of outstanding preferred stock upon which similar voting rights as described in this Subsection have been conferred and are exercisable with respect to such matter (any such other class or series being herein referred to as “Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect by a plurality of the votes cast the two additional directors (the “Preferred Stock Directors”) to fill such newly created directorships. The Board of Directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to their voting rights.
In the event that the holders of Series B Preferred Stock and the holders of such Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of shares representing at least 20% of the combined liquidation preference of the Series B Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series B Preferred Stock or Voting Parity Stock, and delivered to the Corporate Secretary of the Corporation in such manner as provided for in Section 11 below, or as may otherwise be required by applicable law. If the Corporate Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series B Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series B Preferred Stock holder shall have access to the Corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders if such office shall not have been previously terminated as below provided.
Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Series B Preferred Stock and Voting Parity Stock representing at least a majority of the combined liquidation preference of the Series B Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Series B Preferred Stock and such Voting Parity Stock, voting as a single class in proportion to their respective liquidation preferences. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.
When dividends have been paid in full on the Series B Preferred Stock for at least four consecutive quarterly Dividend Periods, then the right of the holders of Series B Preferred Stock to elect the Preferred Stock Directors shall terminate (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series B Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.
(c)Other Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)Amendment of Restated Articles of Incorporation. Any amendment, alteration or repeal of any provision of the restated articles of incorporation (including, for the avoidance of doubt, this certificate of designations) or Amended and Restated Bylaws of the Corporation that would significantly and adversely affect the designations, preferences, limitations or relative rights of the Series B Preferred Stock; provided, however, that the amendment of the restated articles of incorporation so as to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Series B Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (y) any securities (other than capital stock of the Corporation) convertible into any class or series of stock that does not rank senior to the Series B Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to significantly and adversely affect the designations, preferences, limitations or relative rights of the Series B Preferred Stock;
(ii)Authorization of Senior Stock. Any amendment or alteration of the restated articles of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or
(iii)Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of Series B Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or other entity or of an entity controlling such surviving or resulting corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and (y) the shares of Series B Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of Series B Preferred Stock.
(d)Changes after Provision for Redemption. No vote or consent of the holders of Series B Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series B Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
Section 8. Conversion Rights. The holders of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.
Section 9. Preemptive Rights. The holders of Series B Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
Section 10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 11. Notices. All notices or communications in respect of the Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in the restated articles of incorporation or Amended and Restated Bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if the shares of Series B Preferred Stock or any depositary shares representing interests in the Series B Preferred Stock are issued or held in book-entry form through

The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility.
Section 12. Other Rights. The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein or in the restated articles of incorporation of the Corporation.
Section 13. Certificates. The Corporation may at its option issue shares of Series B Preferred Stock without certificates.
Section 14. Restatement of Restated Articles. Upon any restatement of the restated articles of incorporation of the Corporation, Section 1 through Section 13 of this certificate of designations shall be included in Article Four of the articles of incorporation so restated under the heading “4.450% Non-Cumulative Perpetual Preferred Stock, Series B” and this Section 14 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 13 may be changed for convenience of reference or for any other proper purpose.

IN WITNESS WHEREOF, Cullen/Frost Bankers, Inc. has caused this certificate to be signed by James L. Waters, its Group Executive Vice President, General Counsel and Corporate Secretary, this 17th day of November, 2020.

Cullen/Frost Bankers, Inc.

/s/ James L. Waters
By:	James L. Waters
Title:	Group Executive Vice President,
General Counsel and Corporate Secretary